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                                 AMENDMENT NO. 6
                                       TO
                        RESTRICTED STOCK AWARD AGREEMENT


     THIS Amendment (the "Amendment"), dated as of October 31, 2003, to the Restricted Stock Award Agreement, dated January 2, 2002, as amended, is entered into between Jarden Corporation, a Delaware corporation (the "Company") and Ian G.H. Ashken (the "Employee").

WITNESSETH:

     WHEREAS, the Employee and the Company are parties to that certain Restricted Stock Award Agreement dated January 2, 2002, as amended (the "Agreement"); and

     WHEREAS, the parties mutually desire to further amend the Agreement on the terms and conditions set forth more fully below.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, the Company and the Employee hereby agree as follows:

     1. Section 1 of the Agreement is hereby amended and restated in its entirety to read as follows:

     "1. Restrictions. Notwithstanding Section 5.02(b) of the Plan which is inapplicable to this grant, the restrictions shall lapse upon the earlier to occur of (i) the date that the per share stock price of the Common Stock equals or exceeds forty-two dollars ($42.00), (ii) the date that there is a change of control (as defined in Section 2.01 of the Plan) of the Company,
     (iii) the date that the annualized revenues of the Company exceed eight hundred million dollars ($800,000,000) or (iv) the date of death of the executive; provided, however, that if the restrictions shall lapse as a result of (i), (iii) or (iv) above during a period in which the executive is subject to additional restrictions on the sale, transfer, assignment or other disposition of shares of Common Stock as a result of a "lock up" agreement, all of such shares shall vest immediately upon the earlier to occur of (A) the expiration of such "lockup" agreement or the earlier waiver of such "lockup" agreement in regard to any, even if less than all, of the shares of Common Stock subject to such "lockup" agreement or (B) the date that there is a change of control (as defined in Section 2.01 of the Plan) of the Company. The number of shares granted and the target share price of $42.00 shall be adjusted for changes in the common stock as outlined in Section 5.05 of the Plan or as otherwise mutually agreed in writing between the parties. For purposes of clarity, the term "stock price" in (i) above means the closing stock price of the common stock of the Company."

     2. Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect as the same was in effect immediately prior to the effectiveness of this Agreement.



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     IN WITNESS WHEREOF, each of the parties hereto has duly executed this
Agreement as of the date set forth above.

                                  JARDEN CORPORATION


                                  By: /s/ Martin E. Franklin
                                     -------------------------------
                                     Name:   Martin E. Franklin
                                     Title:  Chairman and
                                             Chief Executive Officer



                                     /s/ Ian G.H. Ashken
                                  ----------------------------------
                                  Ian G.H. Ashken